UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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MENTOR GRAPHICS CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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2015 PROXY STATEMENT

MENTOR GRAPHICS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

to be held at

8005 S.W. Boeckman Road

Wilsonville, Oregon 97070-7777

on June 17, 2015, at 5:00 p.m.

Dear Shareholder:

You are cordially invited to attend the 2015 Annual Meeting of Shareholders of Mentor Graphics Corporation. The attached Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon. I urge you to review them carefully.

Whether or not you plan to attend the meeting, we encourage you to read Mentor’s proxy materials and vote your proxy.

We thank you for your continued support and interest in the company.

On behalf of the Board of Directors,

Walden C. Rhines

Chairman of the Board and Chief Executive Officer

MENTOR GRAPHICS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 17, 2015

To the Shareholders of Mentor Graphics Corporation:

The Annual Meeting of Shareholders of Mentor Graphics Corporation, an Oregon corporation, will be held on Wednesday, June 17, 2015 at 5:00 p.m., Pacific Daylight Time, at our principal executive offices located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777 (the “Annual Meeting”), for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect directors to serve for the ensuing year and until their successors are elected;

2.	To conduct a shareholder advisory vote to approve executive compensation;

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending January 31, 2016; and

4.	To transact any other business that may properly come before the meeting.

The above items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on April 13, 2015 are entitled to notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT. The Company cordially invites all shareholders to attend the meeting in person. Whether or not you personally plan to attend, please take a few minutes now to vote by telephone or by Internet by following the instructions on the proxy card, or to sign, date and return the enclosed proxy card in the enclosed postage-paid envelope. If you are a beneficial owner or you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker or other nominee. Regardless of the number of Mentor Graphics Corporation shares you own, your presence by proxy is helpful to establish a quorum and your vote is important.

Sincerely,

Dean Freed

Vice President, General Counsel and Secretary

Wilsonville, Oregon

May 15, 2015

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 17, 2015:

The Notice of Annual Meeting, the Proxy Statement and the Annual Report/Form 10-K are available at

www.mentor.com/company/investor_relations/filings/index.cfm

Mailed to Shareholders on

or about May 15, 2015

MENTOR GRAPHICS CORPORATION

8005 S.W. Boeckman Road

Wilsonville, Oregon 97070-7777

PROXY STATEMENT

Mentor Graphics Corporation (“Mentor” or the “Company”) is soliciting the enclosed proxy card for use at its Annual Meeting of Shareholders to be held Wednesday, June 17, 2015 at 5:00 p.m., Pacific Daylight Time, or at any adjournment of that meeting (the “Annual Meeting”). The Company will hold the Annual Meeting at its principal executive offices located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. The Company’s telephone number at its principal executive offices is (503) 685-7000.

Procedural Matters

Shareholders of record at the close of business on April 13, 2015 are entitled to notice of, and to vote at, the meeting. At the record date, 116,129,257 shares of Mentor Graphics Corporation Common Stock were issued and outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote at the Annual Meeting. For information regarding holders of 5% or more of the outstanding Common Stock, see “Information Regarding Beneficial Ownership of Principal Shareholders and Management.”

Shareholders may revoke any proxy given pursuant to this solicitation by delivering to the Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. The designated proxy holders will vote all valid, unrevoked proxies at the Annual Meeting in accordance with the instructions given. If you are a shareholder of record, please vote by telephone or by Internet by following the instructions on the proxy card or sign, date and return the enclosed proxy card in the postage-paid envelope provided. If your shares are not held in your name, but rather held in an account at a brokerage firm, bank or other nominee (this is called “street name”), please follow the instructions provided by your bank, broker or other nominee to vote or to change your vote. In most cases, you may submit voting instructions by telephone or by Internet to your bank, broker or other nominee, or you can sign, date and return a voting instruction form to your bank, broker or other nominee.

ELECTION OF DIRECTORS

(Proposal No. 1)

The directors of the Company are elected at the Annual Meeting to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified. The nominees for director are listed below together with certain information about each of them. Each nominee is currently serving as a director of the Company. Each of the nominees has agreed to be named in this Proxy Statement and to serve as a director if elected.

The Company’s Articles of Incorporation include a majority vote standard for uncontested elections of directors under which shareholders may vote “for” or “against”, or abstain with respect to each nominee, and a nominee will be elected only if shares voted “for” exceed shares voted “against.” Under Oregon law, an incumbent director nominee who is not re-elected continues to serve on the Board until his or her successor is elected and qualified or until there is a decrease in the number of directors. The Company’s Corporate Governance Guidelines require any incumbent director nominee who receives more “against” votes than “for” votes in an uncontested director election to tender his or her resignation subject to acceptance or rejection by the Board of Directors. The Nominating and Corporate Governance Committee would then make a recommendation, and the Board would decide whether to accept or reject the tendered resignation, within 90 days after certification of the election results.

			Shares of Common Stock Beneficially Owned as of April 13, 2015
Name	Age	Director Since	Number of Shares		Percent of Total
Keith L. Barnes	63	2012	11,154	(1)	*
Sir Peter L. Bonfield	70	2002	62,353	(1)	*
Gregory K. Hinckley	68	2000	1,120,957	(2)	*
Paul A. Mascarenas	53	2015	0		0
J. Daniel McCranie	71	2012	24,705	(1)	*
Patrick B. McManus	75	2003	113,853	(3)	*
Walden C. Rhines	68	1993	1,316,109	(4)	1.1
Jeffrey M. Stafeil	45	2014	7,518	(5)	*

*	Less than 1%

(1)	Includes 11,154 shares subject to restricted stock units under which shares are issuable within 60 days of April 13, 2015.

(2)	Includes 662,913 shares subject to options exercisable within 60 days of April 13, 2015.

(3)

Includes 63,000 shares subject to options exercisable within 60 days of April 13, 2015 and 11,154 shares subject to restricted stock units under which shares are issuable within 60 days of April 13, 2015.

(4)	Includes 950,877 shares subject to options exercisable within 60 days of April 13, 2015.

(5)	Includes 7,518 shares subject to restricted stock units under which shares are issuable within 60 days of April 13, 2015.

Expiration of Shareholder Rights Plan

On April 15, 2015, the Board of Directors decided to allow the Company’s shareholder rights plan to expire in accordance with its terms on June 30, 2015.

Business Experience and Qualifications of Nominees:

Dr. Walden C. Rhines

Dr. Rhines has been Chairman of the Board and Chief Executive Officer of the Company since 2000, and was President and Chief Executive Officer of the Company from 1993 to 2000. He is currently a director of Qorvo, Inc. (a manufacturer of semiconductors) and Global Logic (a private company), and served as a director of Cirrus Logic, Inc. (a manufacturer of semiconductors) from 1995 to 2009. Dr. Rhines is currently a board member of the Electronic Design Automation Consortium and has served five two-year terms as chair. He is also a board member of the Semiconductor Research Corporation. He has previously served as chair of the Semiconductor Technical Advisory Committee of the Department of Commerce, and as a member of the boards of directors of the Computer and Business Equipment Manufacturers’ Association (CBEMA), SEMI-Sematech/SISA (a semiconductor equipment suppliers board), University of Michigan National Advisory Council, Lewis and Clark College and SEMATECH. Prior to joining Mentor, Dr. Rhines was Executive Vice President, Semiconductor Group of Texas Instruments Incorporated from 1987 to 1993. During a 21-year career at Texas Instruments, he held numerous executive and management positions. He is co-inventor of a patented invention that is fundamental to solid state lighting and DVDs.

Dr. Rhines is nominated for election because he is our CEO, has extensive executive management experience, and has deep and broad knowledge of the semiconductor and electronics design industries.

Gregory K. Hinckley

Mr. Hinckley has been President of the Company since 2000, and was Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company from 1997 to 2000. He continued to function as the Company’s Chief Financial Officer from 2000 to July 2007, and again became the Chief Financial Officer in December 2008. Mr. Hinckley is a director of SI Bone, Inc. (a privately held medical device company). Until 2013, Mr. Hinckley was a director of Intermec, Inc. (a provider of integrated system solutions) and until January 2015, a director of Super Micro Computer, Inc. (a server board, chassis and server systems supplier). Prior to joining Mentor, Mr. Hinckley was Vice President, and then Senior Vice President, of VLSI Technology, Inc. (a semiconductor company) from 1992 to 1997.

Mr. Hinckley is nominated for election because he is our Chief Operating Officer and has broad business management experience with technology companies.

Keith L. Barnes

Mr. Barnes has been self-employed as a private investor since June 2011. From 2006 through December 2010, Mr. Barnes served as member of the Board of Directors and President and Chief Executive Officer of Verigy Ltd. (a provider of advanced semiconductor test solutions). He continued to serve as Verigy’s Chairman of the Board until its acquisition in June 2011 by Advantest. From 2003 through 2006, Mr. Barnes was Chairman and Chief Executive Officer of Electroglas, Inc. (an integrated circuit probe manufacturer) located in San Jose, California. From August 2002 to October 2003, Mr. Barnes was Vice Chairman of the Board of Directors of Oregon Growth Account and a management consultant. He served as Chief Executive Officer of Integrated Measurement Systems, Inc. (IMS) (a manufacturer of engineering test stations and test software) from 1995 until 2001, and also as Chairman of the Board of Directors of IMS from 1998 through 2001 when it was acquired by Credence Systems Corporation. Prior to becoming CEO of IMS, Mr. Barnes was a Division President at Valid Logic Systems and later Cadence Design Systems. Mr. Barnes currently serves on the Board of Directors of JDS Uniphase Corporation (a provider of communications test and measurement solutions and optical products) and Knowles Corporation (a supplier of advanced micro-acoustic, specialty components and human interface solutions). Mr. Barnes previously served on the Board of Directors of Spansion, Inc. (a semiconductor manufacturer) and Intermec, Inc. (a provider of integrated system solutions).

Mr. Barnes is nominated for election because he has extensive CEO experience, and has deep and broad knowledge of the electronic design automation and semiconductor related industries.

Sir Peter Bonfield

Sir Peter Bonfield has been a self-employed international business advisor since 2002 and has been Chairman of NXP Semiconductor N.V. (a semiconductor company) since 2006. He served as Chairman of the Executive Committee and Chief Executive Officer of British Telecommunications PLC (a provider of telecom services) from 1996 to 2002 and before that served as Chairman and Chief Executive Officer of ICL plc (a UK-based information technology company). Until April 2014, Sir Peter served as a director of Telefonak-tiebolaget LM Ericsson (a telecommunications equipment manufacturer). He is currently a director of Taiwan Semiconductor Manufacturing Company Ltd. (a manufacturer of semiconductors). Sir Peter is Chair of Council and Senior Pro-Chancellor for Loughborough University in the United Kingdom and is a Board Director for the East West Institute and Global Logic located in the United States. He is a senior advisor to N.M. Rothschild London and a member of the advisory boards of the Longreach Group and New Venture Partners. He also serves as a board mentor to CMi. He previously served as a director of AstraZeneca PLC (a pharmaceuticals company) and from 2005 to 2014 served as a director of Sony Corporation (a worldwide provider of electronics, games, music, movies and financial services). He has received numerous honors for his contributions to business, including a knighthood, and is a fellow of the Royal Academy of Engineering.

Sir Peter is nominated for election because he has extensive international business and CEO experience.

Paul A. Mascarenas OBE

Mr. Mascarenas served as the Chief Technical Officer and Vice President of Research and Advanced Engineering at Ford Motor Co. from January 1, 2011 to September 30, 2014, where he oversaw Ford’s worldwide research organization as well as the development and implementation of the company’s technology strategy and plans. From 2007 to 2010, Mr. Mascarenas served as Ford’s Vice President of Engineering, and from 2005 to 2007, he served as Vice President of North American Vehicle Programs. During his tenure with Ford, which began in 1982, Mr. Mascarenas held various development and engineering positions in both the U.S. and Europe. Mr. Mascarenas holds a mechanical engineering degree from the University of London, King’s College in England as well as an honorary doctorate degree from Chongqing University in China. He currently serves as the President of FISITA—The International Federation of Automotive Engineering Societies and as a director of ON Semiconductor Corporation (a supplier of semiconductors). In January 2015, he was appointed an OBE by Her Majesty, Queen Elizabeth II, for his services to the automotive industry.

Mr. Mascarenas is nominated for election because he has extensive management experience, strong automotive experience and deep knowledge of mechanical and electrical automotive technologies. He was first elected as a director on March 4, 2015 to fill a vacancy on the Board of Directors. Mr. Mascarenas was recommended by a third-party director search firm hired by the Nominating and Corporate Governance Committee to identify and recruit candidates for consideration as director nominees.

J. Daniel McCranie

Mr. McCranie is a self-employed private investor. From January 2014 to April 2015, Mr. McCranie was the Executive Vice President of Sales and Applications for Cypress Semiconductor Corporation (a supplier of diversified, broadline semiconductor products). Mr. McCranie has served as Chairman of the Board for ON Semiconductor Corporation (a supplier of semiconductors) since August 2002 and as a Director for ON Semiconductor Corporation since November 2001. Mr. McCranie served on the board of directors of Cypress Semiconductor Corporation from October 2006 to May 2014. From October 2008 to September 2010, Mr. McCranie served as Executive Chairman of Virage Logic (a provider of semiconductor intellectual property). Previously, Mr. McCranie served at Virage Logic as President and Chief Executive Officer

from January 2007 to October 2008, Executive Chairman from March 2006 to January 2007, and Chairman of the Board of Directors from August 2003 to March 2006. From 1993 until 2001, Mr. McCranie was employed in various positions, including as Executive Vice President, Marketing and Sales, with Cypress Semiconductor Corporation. From 1986 to 1993, Mr. McCranie was President, Chief Executive Officer and Chairman of SEEQ Technology, Inc. (a manufacturer of semiconductor devices). Within the last five years, Mr. McCranie also served on the board of directors of Actel Corporation (a designer and provider of field programmable gate arrays and programmable system chips) and as Chairman of the Board for Freescale Semiconductor Holdings I, Ltd. (a semiconductor manufacturer).

Mr. McCranie is nominated for election because of his nearly 40 years of sales and marketing experience in the semiconductor and communications industries, including management experience as a CEO of two publicly held semiconductor companies.

Patrick B. McManus

Mr. McManus has been self-employed as a private investor since 1987. He was Chief Financial Officer of Charles Schwab Corporation from 1984 to 1987, and Chief Financial Officer of various companies prior to 1984 including Univest, Pacific Express Airlines, Acurex Solar Corporation and Itel Corporation. Earlier in his career, he was controller of the African and Middle East division of Singer Corporation.

Mr. McManus is nominated for election because he has strong financial credentials that he brings to his role as Chair of our Audit Committee, and broad business experience, including international experience.

Jeffrey M. Stafeil

Mr. Stafeil has been Executive Vice President and Chief Financial Officer of Visteon Corporation, a global supplier of automotive components, since 2012. He joined Visteon Corporation from DURA Automotive Systems, an automotive supplier, where he had been Chief Executive Officer since October 2010, after serving as Executive Vice President and Chief Financial Officer since 2008. Since 2014, Mr. Stafeil has been a director and Audit Committee Chairman of Metaldyne Performance Group, Inc, a vehicle component manufacturer. From 2007 – 2008, Mr. Stafeil was Chief Financial Officer and a member of the board at the Klöckner Pentaplast Group, based in Germany. Before that, he was Executive Vice President and Chief Financial Officer at Metaldyne Corp, an automotive supplier. From 2009 – 2012, he served on the Board of Directors and was Audit Committee Chairman of J.L. French Automotive Castings Inc. From 2006 – 2009, he served on the Board of Directors and was co-chairman of the Audit Committee for Meridian Automotive Systems. He also has served in management positions at Booz Allen and Hamilton, Peterson Consulting and Ernst and Young.

Mr. Stafeil is nominated for election because he has strong financial credentials and broad automotive industry experience.

Vote Required For Approval

If a quorum is present at the meeting, the nominees for election as directors who receive more votes in favor of their election than against their election will be elected directors. Abstention from voting or nonvoting by brokers will have no effect on the results of the vote but will be considered to determine whether a quorum exists at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies they receive for the eight nominees named above.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDER ELECTION OF
THE ABOVE-NAMED NOMINEES AS DIRECTORS OF THE COMPANY.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Board Leadership, Corporate Governance, Board Independence, Committees and Meetings

Our Board of Directors recognizes that one of its key corporate governance responsibilities is to determine its optimal leadership structure to provide independent oversight of management. The Board understands that there is no generally accepted approach to providing Board leadership and that given the fast moving and competitive environment in which we operate, the right Board leadership structure may vary over time. Consistent with this understanding, the independent Directors review the Board’s leadership structure on a periodic basis, including consideration of alternative leadership structures in light of our operating and governance environment at the time, with the goal of achieving the optimal model for effective oversight of management by the Board. The Board, which consists of a substantial majority of independent Directors who are highly qualified and experienced, exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the Board’s key Committees—Audit, Compensation and Nominating and Corporate Governance—are comprised entirely of independent Directors.

The Board has adopted Corporate Governance Guidelines (available on our website at www.mentor.com/company/investor_relations/charters_ethics) which set forth principles regarding the composition of the Board, director selection and independence, and Board committee structure. The Corporate Governance Guidelines establish the position of Lead Independent Director, and Sir Peter Bonfield currently serves in that capacity. The Lead Independent Director, along with the Chairman of the Board, establishes the agenda for regular Board meetings, acts as a formal liaison between the independent Directors and the Chairman to encourage frequent communication and serves as chairman of regular Board meetings when the Chairman is absent. Dr. Rhines currently serves as Chairman of the Board and Chief Executive Officer, and has served in those roles since 2000. The Board of Directors believes that its current leadership structure, combining an executive chairman with a strong independent lead director and a substantial majority of independent directors, provides the Company with appropriate balance as well as decisive and effective leadership.

The Board of Directors has determined that all directors and director nominees other than Dr. Rhines and Mr. Hinckley are or will be “independent directors” as defined in NASDAQ rules. With respect to Directors McCranie and Stafeil, the Board considered that each is an executive officer of one of our customers, and concluded that these positions do not affect independence.

The independent directors meet regularly without the presence of any management directors.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

The Audit Committee, which consists of Directors Stafeil, McManus and Mascarenas, held eight meetings during fiscal year 2015. This committee oversees the internal audit, accounting and financial reporting processes of the Company and the audits of its financial statements and internal controls over financial reporting; appoints, compensates, retains and oversees the independent auditors; reviews and approves all audit and non-audit services performed by the independent auditors; and meets from time to time with management and our independent auditors to consider financial and accounting matters. The Audit Committee also meets with the independent auditors from time to time in executive session without members of management present. Company policy requires the Audit Committee to review any transaction or proposed transaction with a related person and to determine whether to ratify or approve the transaction, with ratification or approval to occur only if the committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company. The Board of Directors has determined that Director McManus is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission (the “SEC”). The Board of Directors has determined that no Audit Committee member has financial or personal ties to the Company (other than director compensation and equity ownership as described in this Proxy Statement), and that each Audit Committee member meets all additional independence and financial literacy requirements for Audit Committee membership under NASDAQ rules. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on our website at http://www.mentor.com/company/investor_relations/charters_ethics/.

The Compensation Committee, which consists of Directors Bonfield, McCranie and Barnes, held five meetings during fiscal year 2015. See “Compensation Discussion and Analysis” below for more information about the Compensation Committee.

The Nominating and Corporate Governance Committee, which consists of Directors Barnes, Bonfield and McCranie, held six meetings during fiscal year 2015. The Nominating and Corporate Governance Committee has a written charter, a copy of which is posted on our website at www.mentor.com/company/investor_relations/charters_ethics. This committee meets from time to time to administer policies and procedures for board membership and to identify and recommend board candidates. In seeking nominees, the Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates and it also may engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee also considers director candidates recommended by shareholders in writing to the Corporate Secretary at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. The recommendation should include the nominee’s name, qualifications for Board membership and consent to nomination, as well as the name, number of shares of Mentor Graphics Corporation stock owned and contact information of the person making the recommendation. A shareholder wishing to formally nominate a director for election at a shareholder meeting must comply with the provisions in our bylaws addressing shareholder nominations of directors.

In selecting or recommending candidates, the Nominating and Corporate Governance Committee applies the factors in our Corporate Governance Guidelines. These factors include personal qualities and characteristics; accomplishments and reputation in the business community; current knowledge and contacts in our industry or other industries relevant to our business; lack of preconception as to our business; ability and willingness to commit adequate time to Board and committee matters; the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to the needs of the Company; and, diversity of viewpoints, background, experience and other demographics. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Committee believes it is essential that Board members represent diverse viewpoints, professional experience, education, skill and other individual qualities and attributes that contribute to Board heterogeneity. The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees is as follows, irrespective of whether the candidate was identified by the committee or recommended by a shareholder: (1) in the case of incumbent directors, the committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any related party transactions with the Company during the applicable time period; and (2) in the case of a new director candidate, the Committee first conducts any appropriate and necessary inquiries into the background and qualifications of possible candidates after considering the functions and needs of the Board of Directors. The Committee meets to discuss and consider such candidates’ qualifications, including whether each candidate is independent for purposes of NASDAQ rules, and then selects candidates for recommendation to the Board of Directors by majority vote.

The Board of Directors held seven meetings during fiscal year 2015. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of which he was a member during the portion of fiscal year 2015 in which he was a director. It is our practice that directors attend our annual meeting of shareholders. All directors elected at the 2014 Annual Meeting of Shareholders attended that meeting. Any shareholder who wishes to communicate to the entire Board of Directors, or to any individual director, may send that communication in writing addressed to our Corporate Secretary at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. The Corporate Secretary will forward all written shareholder communications to the designated recipient(s) on the Board of Directors.

Board’s Role in Risk Oversight

Our executive officers have the primary responsibility for risk management within our Company. Our Board of Directors oversees risk management to ensure that the processes designed and implemented by our executives are adapted to and integrated with the Company’s strategy and function as directed. The primary means by which the Board oversees our risk management structures and policies is through its regular communications with management. We believe that our leadership structure is conducive to comprehensive risk management practices, and that the Board’s involvement is appropriate to ensure effective oversight. As noted below, we conducted a detailed compensation risk assessment of our compensation policies and practices.

The Board of Directors and its committees meet in person approximately four times a year. At each of these meetings, our President and Chief Financial Officer; Senior Vice President, World Trade; Vice President and Chief Human Resources Officer; Corporate Controller and Chief Accounting Officer; Treasurer; and General Counsel are asked to report to the Board or, when appropriate, specific committees. Additionally, other members of management and employees are regularly requested to attend meetings and present information, including those responsible for our Internal Audit function. One of the purposes of these presentations is to provide direct communication between members of the Board and members of management as well as individual key contributors; the presentations provide members of the Board with the information necessary to understand the risk profile of the Company, exposures affecting our operations and our plans to address such risks. In addition to general updates on our operational and financial condition, management reports to the Board on a number of specific issues meant to inform the Board about our outlook and forecasts, and any impediments to meeting those or its pre-defined strategies generally. These direct communications between management and the Board of Directors allow the Board to assess management’s evaluation and management of the day-to-day risks of the Company.

Management is encouraged to communicate with the Board of Directors with respect to extraordinary risk issues or developments that may require more immediate attention between regularly scheduled Board meetings. Sir Peter Bonfield, as Lead Director, facilitates communications with the Board of Directors as a whole and is tasked with initiating the frank, candid discussions among the independent Board members necessary to ensure management is adequately evaluating and managing our risks. These intra-Board communications are essential in its oversight function. These practices ensure that important issues affecting the Company are considered in relation to each other and, by doing so, risks that affect one aspect of our Company can be taken into consideration when considering other risks.

Director Compensation in Fiscal Year 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Keith L. Barnes	70,000	158,479	228,479
Sir Peter L. Bonfield	105,000	158,479	263,479
J. Daniel McCranie	77,201	158,479	235,680
Kevin C. McDonough(2)	19,593	0	19,593
Patrick B. McManus	75,000	158,479	233,479
David S. Schechter(2)	60,000	158,479	218,479
Jeffrey M. Stafeil	43,206	158,479	201,685

(1)

Represents the grant date fair value of restricted stock units granted in fiscal year 2015 computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value is based on the closing market price of the Common Stock on the grant date reduced by the value of expected dividends on the Common Stock payable prior to vesting of the restricted stock units. On June 11, 2014, the date of our 2014 Annual Meeting of Shareholders, all directors elected at the meeting were granted restricted stock units for 7,518 shares. On January 31, 2015, directors held unvested restricted stock units for the following total numbers of shares of our Common Stock: Keith L. Barnes, 11,154; Sir Peter L. Bonfield, 11,154; J. Daniel McCranie, 11,154; Patrick B. McManus, 11,154; David S. Schechter, 11,154; and Jeffrey M. Stafeil, 7,518. On January 31, 2015, Patrick B. McManus held outstanding options for 63,000 shares of our Common Stock.

(2)	Mr. McDonough was not nominated for re-election as a director at the 2014 Annual Meeting of Shareholders and Mr. Schechter resigned as a director effective March 4, 2015.

In fiscal year 2015, cash fees were paid to our non-employee directors (“Outside Directors”) at the following annual rates:

Annual Fee Rate for FY 2015
Board Member Retainer	$50,000
Committee Member Retainer (per Committee)	10,000
Lead Director Retainer	25,000
Audit Committee Chair Retainer	15,000
Other Committees Chair Retainer	10,000

Outside Directors do not receive additional fees for meeting attendance. We reimburse directors for all reasonable travel and other expenses incurred in attending Board meetings and Board committee meetings.

The compensation of Outside Directors also includes restricted stock unit awards granted under our 2010 Omnibus Incentive Plan (“Omnibus Plan”) at the time of each Annual Meeting. For the awards granted at the time of the 2014 Annual Meeting, the approved long-term incentive value of the award to each Outside Director was $160,000. The number of shares under the restricted stock unit awards was determined by dividing the grant value by the closing price of our Common Stock on the grant date. Accordingly, on June 11, 2014, the date of our 2014 Annual Meeting, each Outside Director elected at that meeting was granted restricted stock units for 7,518 shares. The shares underlying restricted stock unit awards become issuable on the first anniversary of the grant date. If a director ceases to be a director for any reason or if there is a change in control of the Company, all shares underlying restricted stock unit awards will immediately be issued.

Outside Director Share Ownership Guidelines

To better align the interests of Board members with the interests of shareholders, the Board has adopted share ownership guidelines. Under these guidelines, Outside Directors are expected to achieve ownership of Mentor Graphics Corporation Common Stock with a value equal to three times the amount of the annual cash retainer (currently $50,000 resulting in an expected share ownership level of $150,000). Each Outside Director is expected to achieve this level of ownership within five years of initial election as a director. For this purpose, ownership includes shares underlying restricted stock units. As of January 31, 2015, all of the Outside Directors had met the share ownership guidelines or were making appropriate progress towards meeting the guidelines.

INFORMATION REGARDING BENEFICIAL OWNERSHIP

OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table shows beneficial ownership of the Company’s Common Stock as of April 13, 2015 (except as otherwise noted) by the only shareholders known by the Company to beneficially own 5% or more of the Common Stock, by the executive officers named in the Summary Compensation Table and by all directors and executive officers as of April 13, 2015 as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percent
Carl C. Icahn	16,120,289	(3)	13.9
767 Fifth Avenue, 47th Floor
New York, NY 10153

BlackRock, Inc.	8,971,817		7.7
40 East 52nd Street
New York, NY 10022

The Vanguard Group.	6,007,623		5.2
100 Vanguard Blvd.
Malvern, PA 19355

Allianz Global Investors U.S. Holdings LLC.	5,767,547		5.0
680 Newport Center Drive, Suite 250
Newport Beach, CA 92660

Name of Executive Officer	Amount and Nature of Beneficial Ownership(1)		Percent
Walden C. Rhines	1,316,109	(4)	1.1

Gregory K. Hinckley	1,120,957	(5)	*

Brian M. Derrick	199,329	(6)	*

Michael F. Ellow	587	(7)	*

Michael H. Vishny	45,862	(8)	*

All directors and executive officers as a group (13 persons)	3,058,883	(9)	2.6

*	Less than 1%

(1)	Except as otherwise noted, the entities listed in the table have sole voting and dispositive power with respect to the Common Stock owned by them.

(2)	Shares beneficially owned as of December 31, 2014 as provided in Schedules 13D or 13G filed by the shareholders.

(3)	Mr. Icahn reported shared voting and dispositive power over all of the shares listed in the table above, which are owned directly by certain affiliated entities.

(4)	Includes 950,877 shares subject to options exercisable within 60 days of April 13, 2015.

(5)	Includes 662,913 shares subject to options exercisable within 60 days of April 13, 2015.

(6)	Includes 124,625 shares subject to options exercisable within 60 days of April 13, 2015.

(7)	Includes 587 shares subject to restricted stock units under which shares are issuable within 60 days of April 13, 2015.

(8)	Includes 33,244 shares subject to options exercisable within 60 days of April 13, 2015.

(9)

Includes 1,933,434 shares subject to options exercisable within 60 days of April 13, 2015 and 52,721 shares subject to restricted stock units under which shares are issuable within 60 days of April 13, 2015.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

The Compensation Committee of the Board of Directors consists of at least three directors, each of whom is independent under applicable NASDAQ rules. Currently, the Compensation Committee is comprised of Directors Barnes, Bonfield and McCranie. Director McCranie currently serves as the chair of the Compensation Committee. The Compensation Committee operates pursuant to a written charter, which is available on our website at http://www.mentor.com/company/ investor_relations/charters_ethics.

Pursuant to its charter, the Compensation Committee assists the Board in the design, administration and oversight of employee compensation programs and benefit plans. The Compensation Committee has full authority to determine annual base and incentive compensation, equity incentives, benefit plans, perquisites and all other compensation for the executive officers. The Compensation Committee cannot delegate this authority. The Chief Executive Officer and the President and Chief Financial Officer provide recommendations to the Compensation Committee about compensation levels for the executive officers who report to them. The Chief Executive Officer and the President and Chief Financial Officer do not make recommendations, and are not present during deliberations or voting, regarding their own compensation. The Compensation Committee also approves all equity grants to officers and reviews all equity grants to other employees.

During fiscal year 2015, the Compensation Committee continued to retain Exequity LLP as its independent advisor on compensation matters (the “Consultant”). The Consultant’s principal role is to provide independent advice to the Compensation Committee on all matters related to executive officer, director and employee compensation and benefit programs. The Consultant reports directly to the chair of the Compensation Committee who directs the Consultant’s work. During fiscal year 2015, the Consultant reviewed all materials provided by management to the Compensation Committee and participated in all of the meetings of the Compensation Committee, including executive sessions without management present, providing independent advice to the Committee on the matters under consideration. The Compensation Committee conducted a conflicts of interest assessment of the Consultant in December 2014 and no conflict of interest was identified.

Elements and Objectives of our Compensation Program

The elements of our compensation program for executive officers in fiscal year 2015 included:

•	Base salaries

•	Annual performance-based compensation pursuant to a variable incentive pay (VIP) Plan

•	Equity incentive awards—time-based and performance-based restricted stock units

•	401(k) matching contributions

•	Severance benefits, including change in control benefits

The executive officers named in the compensation tables of this Proxy Statement (the “Named Executive Officers”) are:

Walden C. Rhines, Chairman of the Board and Chief Executive Officer

Gregory K. Hinckley, President and Chief Financial Officer

Brian M. Derrick, Vice President, Corporate Marketing

Michael F. Ellow, Senior Vice President, World Trade

Michael H. Vishny, Vice President and Chief Human Resources Officer

Executive Summary

The following is a brief overview of significant aspects of our executive compensation program in fiscal year 2015 that are discussed in more detail in the balance of this Compensation Discussion and Analysis:

•	Base salaries for all Named Executive Officers were held flat in the annual salary review effective August 1, 2014.

•

Strong financial performance, as measured by adjusted operating income that increased by 11% over the prior year, resulted in payouts of 102% of target incentive compensation amounts to the Named Executive Officers under our annual variable incentive pay plan.

•

Equity incentives were granted in September 2014 with long-term incentive values at the same levels as those granted in the prior year to the Named Executive Officers. Long-term incentive values were allocated 50/50 between performance-based restricted stock unit and time-based restricted stock unit awards.

•

Our Officer Stock Ownership Policy aligns the interests of our executive officers with the interests of our shareholders by requiring officers to accumulate and maintain ownership of our common stock equal to a 3x or 1x multiple of their base salaries.

•

Our policy for recovery of incentive compensation, or “clawback policy,” allows the Board of Directors to recover incentive compensation from an executive officer who is involved in wrongful conduct that results in a restatement of our financial statements.

•	Our severance agreements with executive officers do not include a tax gross-up provision.

•

We conducted a detailed compensation risk assessment and concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Pay for Performance

The following graph illustrates how the average annual incentive cash payments to Named Executive Officers under our VIP plan have varied based on our performance as measured by adjusted operating income. See “Annual Variable Incentive Pay Plan Compensation” below for a description of adjusted operating income and additional details regarding our VIP plan.

Philosophy

Our executive compensation philosophy is to promote the achievement of Company performance objectives, ensure that executives’ interests are aligned with shareholders’ interests in our success, provide compensation opportunities that will attract, retain, and motivate superior executive personnel, and compensate executives in line with the practices of comparable high technology industry companies. Also, our philosophy is that the compensation and equity incentives of each executive should be significantly influenced by the executive’s individual performance. We seek to achieve these objectives by providing a total compensation approach that includes base salary, variable pay based on the annual performance of the Company, and equity incentive awards consisting of time-based and performance-based restricted stock units.

Use of Market Benchmark Data

We annually obtain market data on executive compensation from the Radford Executive Survey and the Compensation Committee generally uses this data to help establish base salaries, equity award levels, and VIP target incentive compensation levels. The peer group of companies for which this data has been obtained consists of selected publicly traded software and technology companies with annual revenues ranging from about one-half to about two times our annual revenues and with median annual revenues close to our annual revenues. The Compensation Committee reviewed the peer group in fiscal year 2015 with the advice of the Consultant and made no changes to the peer group used in fiscal year 2014. Accordingly, in fiscal year 2015, the peer group consisted of the following companies:

Aeroflex Holding Corporation	MICROS Systems, Inc.
ANSYS, Inc.	Microsemi Corporation
Autodesk, Inc.	National Instruments Corporation
AVX Corporation	Nuance Communications, Inc.
Cadence Design Systems, Inc.	PTC, Inc.
Coherent, Inc.	Synopsys, Inc.
Compuware Corporation	Teradyne, Inc.
Cypress Semiconductor Corporation	TIBCO Software, Inc.
FEI Company	Trimble Navigation Limited
Finisar Corporation	TriQuint Semiconductor, Inc.
FLIR Systems, Inc.	Verint Systems, Inc.
Microchip Technology, Inc.

The staff of the Vice President and Chief Human Resources Officer and the Consultant analyze the peer group data and are responsible for developing recommendations regarding compensation adjustments, and communicating those recommendations to the Chief Executive Officer, the President and Chief Financial Officer and the Compensation Committee.

In fiscal year 2015, we also obtained market data from the Radford Executive Survey for a larger survey group consisting of public technology companies that were participants in the Radford Executive Survey and that had annual revenues ranging from $800 million to $1.8 billion and median annual revenues of about $1.3 billion. This additional data has been provided to give additional reference points for the Compensation Committee’s deliberations, particularly for positions without good matches in the peer group data. The 81 companies in the survey group considered in fiscal year 2015 are as follows:

Acxiom Corporation	Earthlink Holdings Corp.
Akamai Technologies, Inc.	F5 Networks, Inc.
Allscripts Healthcare Solutions, Inc.	Fairchild Semiconductor International, Inc.
Altera Corporation	FEI Company
ANSYS, Inc.	Finisar Corporation
ARRIS Group, Inc.	FLIR Systems, Inc.
Atmel Corporation	Gartner, Inc.
Belden, Inc.	Glu Mobile, Inc.
Bruker Corporation	Haemonetics Corporation
Cadence Design Systems, Inc.	Hanger, Inc.
Ciber, Inc.	ICF International, Inc.
Ciena Corporation	Illumina, Inc.
Cirrus Logic, Inc.	Informatica Corporation
Clearwire Corporation	International Rectifier Corporation
Compuware Corporation	Jack Henry & Associates, Inc.
Corelogic, Inc.	JDS Uniphase Corporation
Cree, Inc.	Laird Technologies, Inc.
Cubic Corporation	Linear Technology Corporation
Dolby Laboratories, Inc.	LinkedIn Corporation
E*Trade Financial	Microchip Technology Incorporated

Microsemi Corporation

Monster Worldwide Inc.

Multi-Fineline Electronix, Inc.

National Instruments Corporation

NetGear, Inc.

NeuStar, Inc.

Nordson Corporation

Nuance Communications, Inc.

OmniVision Technologies, Inc.

Orbital Sciences Corporation

Orbitz Worldwide, Inc.

OSI Systems, Inc.

Polycom, Inc.

Power-One, Inc.

PTC, Inc.

Rackspace Hosting, Inc.

Red Hat, Inc.

ResMed Inc.

RF Micro Devices, Inc.

Riverbed Technology, Inc.

SES, S.A.

Skyworks Solutions, Inc.

Spansion, Inc.

Super Micro Computer, Inc.

SVB Financial Group

Synopsys, Inc.

Take-Two Interactive Software, Inc.

Teleflex Incorporated

Tellabs, Inc.

Teradyne, Inc.

TIBCO Software, Inc.

TriQuint Semiconductor, Inc.

TTM Technologies

tw telecom inc.

United Online, Inc.

Verint Systems Inc.

VeriSign, Inc.

Verisk Analytics, Inc.

ViaSat, Inc.

Zebra Technologies Corporation

Zynga Inc.

Consideration of Say-on-Pay Vote Results

The non-binding advisory resolution regarding compensation of the Named Executive Officers submitted to shareholders at our 2014 Annual Meeting was approved by over 80% of the votes cast. The Compensation Committee considered this favorable vote of the shareholders as an endorsement of our compensation program, and therefore has neither made, nor intends to make, any changes to our compensation program in response to that vote.

Base Salaries

Base salaries paid to executives are intended to provide competitive fixed pay and allow us to attract and retain highly talented individuals. The Compensation Committee’s general guideline when determining base salaries for executive officers is to utilize the 50th percentile of the market data, considering the peer group data and the survey group data, as appropriate. In setting and periodically adjusting base salaries, the Compensation Committee also considers Company performance, individual performance, unique job components and individual experience and skill sets.

The Compensation Committee generally reviews all executive salaries on an annual basis, with salary adjustments becoming effective on August 1 of each year. In the fiscal year 2014 salary review, the Compensation Committee decided to make no changes to the salaries of Dr. Rhines, Mr. Hinckley, Mr. Derrick and Mr. Vishny. Despite the strong performance of the Company, the Compensation Committee determined that the base salaries of all Named Executive Officers were currently well positioned in relation to the market data for their positions. The Compensation Committee continues to believe that the level of responsibilities fulfilled by Mr. Hinckley in his role as our President and Chief Financial Officer substantially exceed those of a typical President. Accordingly, the Compensation Committee has not relied on market data for him, but instead sets his salary in relation to Dr. Rhines’ salary, maintaining it at about 80% of Dr. Rhines’ salary since 2003. Effective August 1, 2014, the Compensation Committee approved an annual base salary of $412,500 for Mr. Ellow, which was about $10,000 less than the salary of his predecessor as Senior Vice President, World Trade.

Annual Variable Incentive Pay Plan Compensation

The Compensation Committee approves annual performance-based compensation through a VIP Plan. The purposes of the annual performance-based compensation are to motivate executive officers to produce higher levels of Company performance, allow them to share in our success, and contribute to a competitive total compensation package. Target incentive pay, expressed as a percentage of base salary paid during the year, is established for each executive based on peer group market practices, internal relationship to other executives and individual impact. The Compensation Committee generally reviews these target percentages annually as part of the annual salary review process conducted in the first quarter of each fiscal year. In fiscal year 2015, the Compensation Committee reviewed incentive pay percentages and made no adjustments to target incentive pay for any of the Named Executive Officers. When Mr. Ellow was appointed Senior Vice President, World Trade, effective August 1, 2014, his target incentive percentage was set at 100% of base salary, the same percentage as his predecessor in that position.

The Named Executive Officers other than Mr. Ellow participate in a VIP, which in fiscal year 2015 was based 100% on the Company’s overall performance as measured by adjusted operating income. For fiscal year 2015 VIP purposes, operating income was adjusted to eliminate special charges, stock-based compensation expense, amortization of intangible assets, impairments, accounting changes, and impacts of unplanned acquisitions and dispositions during the year. The goals for adjusted operating income were $230.5 million for a 50% threshold payout, $256.1 million for a 75% payout and $266.1 million for a 100% target payout. The 100% target payout level represented an increase of 10% over fiscal year 2014 adjusted operating income and was 4.0% higher than the level corresponding to the non-GAAP earnings per share guidance we provided in February 2014. The payout formula provided that 5% of participants’ target incentive compensation would be paid for each

$2.0 million of adjusted operating income over the target payout level of $266.1 million. The maximum payout was limited by the VIP Plan limitation of $5 million per person. In fiscal year 2015, we achieved adjusted operating income of $266.7 million, which generated a 102% payout.

In fiscal year 2015, Mr. Ellow participated in a VIP plan for senior sales executives based 100% on the Company’s overall performance as measured by adjusted product bookings and adjusted operating income. Mr. Ellow was separated from the corporate-level VIP to provide him an incentive more focused on product revenues, which he can directly affect as the worldwide leader of our sales efforts. For VIP purposes, adjusted product bookings consist of the dollar amount of systems and software orders and consulting and training orders executed during the fiscal year for which revenues have been recognized or will be recognized within six months for software and within twelve months for emulation hardware systems, consulting and training, as adjusted to eliminate impacts of dispositions during the year. The overall target incentive compensation payout percentage up to the 100% target level was based 80% on the adjusted product bookings component and 20% on the adjusted operating income component, but any payout above target was based 100% on achievement of adjusted operating income. The goals for the adjusted product bookings component required adjusted product bookings equal to 95% of fiscal year 2015 plan product bookings for a 50% threshold payout and product bookings equal to 100% of fiscal year 2015 plan product bookings for a 100% target payout. Actual fiscal year 2015 product bookings were 110% of fiscal year 2015 plan product bookings, resulting in the maximum 100% target payout under this component. The goals and payout formula for the adjusted operating income component of Mr. Ellow’s VIP were the same as those under the VIP for other officers described above. Accordingly, based on the 100% payout under the product bookings component and our achievement of adjusted operating income of $266.7million, Mr. Ellow’s VIP generated an overall VIP payout level of 102%.

Equity Incentive Awards

Equity incentive awards are intended to align executive interests with shareholder interests to promote creation of shareholder value, create a strong incentive for sustained long-term value growth by providing a wealth accumulation opportunity, attract and retain highly talented executives, and contribute to a competitive total compensation package. Equity incentive awards are typically granted at the first meeting of the Compensation Committee following the hire of key new employees and annually to a broad group of existing key employees, including executive officers.

In fiscal year 2015, awards to executive were split 50/50 in value between time-based restricted stock units and performance-based restricted stock units.

Restricted stock units generally are awards that provide for the issuance of shares as the award vests without payment of any purchase price by the award recipient. Time-based restricted stock units vest for 25% of the shares on each of the first four anniversaries following the grant date. Performance-based restricted stock units granted in fiscal year 2015 vest on the third anniversary of the grant date for 100% of the shares earned based on the Company’s performance for fiscal year 2016 or 2017 as measured by non-GAAP operating margin (“Margin”). Margin for this purpose is defined to be generally consistent with non-GAAP operating margin as reported in our quarterly earnings releases. The payout percentage will be the higher of the payout percentages determined based on fiscal year 2016 performance or fiscal year 2017 performance. For each fiscal year, the potential payout percentages range from a threshold payout of 40% for a Margin of 16% to a target payout of 100% for a Margin of 20% and a maximum payout of 130% for a Margin of 21.5% or higher.

Executive officers were granted similar performance-based restricted stock units in fiscal year 2014 with payouts based on the higher of Margin achieved in fiscal year 2015 or fiscal year 2016. In fiscal year 2015, the Company’s Margin was 21.1%, resulting in a 120% payout percentage for that year. Accordingly, when the fiscal year 2014 performance-based restricted stock units vest in September 2017, executive officers will receive at least a 120% payout, and will receive a maximum 130% payout if Margin is 21.5% or higher in fiscal year 2016.

The Compensation Committee continued its practice in fiscal year 2015 of determining the size of annual equity incentive awards based on “long-term incentive values” as commonly reported in compensation surveys. An executive’s long-term incentive value for any year is generally equal to the grant date market price of time-based and performance-based restricted stock units granted to the executive during the year. As with base salaries, our general guideline for long-term incentive values is to utilize the 50th percentile of the market data, considering the peer group data and survey group data, as appropriate, and adjusting for experience, performance and unique job components. The long-term incentive values approved for Dr. Rhines, Mr. Hinckley, Mr. Derrick and Mr. Vishny were the same as those approved for fiscal year 2014, and the long-term incentive value approved for Mr. Ellow was the same as that approved for his predecessor in fiscal year 2014. The Compensation Committee evaluated the total compensation packages when approving equity grants for the Named Executive Officers and determined that the current long-term incentive values were well positioned in relation to the market data for their positions. To determine the number of time-based and performance-based restricted stock units to be granted, the approved long-term incentive values were then divided by $22.10 per share, which was the closing market price of our common stock on the grant date, with 50% of the resulting number of shares granted as time-based restricted stock units and the remaining 50% granted as performance-based restricted stock units.

Officer Stock Ownership Policy

We have an Officer Stock Ownership Policy to further align the interests of our executive officers with the interests of our shareholders. The policy requires each of our executive officers to accumulate and maintain ownership of our common stock by the later of January 31, 2016 or five years after becoming an executive officer with a value equal to the following multiples of base salary: CEO and President: 3x; other executive officers: 1x. For this purpose, ownership includes shares underlying restricted stock units and the in-the-money value of exercisable stock options. If an executive officer does not meet the share ownership requirement as of the required compliance date or any fiscal year end thereafter, the officer is prohibited from selling any shares of our common stock until compliance is achieved, other than shares sold to cover tax withholding or the exercise price of stock options. As of January 31, 2015 and based on the closing market price for our common stock on that date, all of the executive officers either met, or were making satisfactory progress towards meeting, their share ownership requirements.

Clawback Policy

We have a policy for recovery of incentive compensation from executive officers in the event of misconduct (the “Clawback Policy”). The Clawback Policy was adopted to prevent executives involved in wrongful conduct from unjustly benefiting from that conduct, and to remove the financial incentives to engage in that conduct. The Clawback Policy generally provides that the Board of Directors may recover incentive compensation from an executive officer who is involved in wrongful conduct that results in a restatement of the Company’s financial statements for any fiscal quarter or year, provided the restatement occurs within three years after the end of the restated year. Incentive compensation for this purpose includes the full amount of any annual VIP incentive pay and any performance-based restricted stock unit payout calculated based on the financial statements that were subsequently restated, and excess proceeds from sales of any stock acquired under other equity incentive awards where such sales were made at inflated stock prices ensuing after the release of earnings that were subsequently restated.

401(k) Plan

Our Individual Deferred Tax and Savings Plan (the “401(k) Plan”) is a tax qualified retirement savings plan pursuant to which all of our U.S. employees may defer compensation under Section 401(k) of the Internal Revenue Code. We contribute an amount equal to 50% of the first 6% of salary contributed under the 401(k) Plan by an eligible employee, up to the maximum allowed under the Internal Revenue Code. We do not provide any supplemental retirement benefits to executive officers. Matching contributions in fiscal year 2015 for the Named Executive Officers are included under the heading “All Other Compensation” in the Summary Compensation Table below.

Severance Benefits, including Change in Control Benefits

We have provided change in control severance agreements to our executive officers since 1999. In March 2015, the Compensation Committee and the Board of Directors, with the advice of the Consultant, reviewed and approved updated severance agreements designed to be more consistent with current market practices. Under our executive severance agreements, we have agreed to provide certain benefits to the Named Executive Officers if their employment is terminated (other than for “cause” by the Company or voluntary resignations without “good reason”) within 18 months after a change in control of the Company, except that this agreement is extended to 24 months for Dr. Rhines and Mr. Hinckley. The agreements also provide certain benefits to the Named Executive Officers if their employment is terminated by the Company without cause or by the officer with good reason in circumstances not involving a change in control.

The change in control severance benefits are intended to diminish the distraction that executive officers would face by virtue of the personal uncertainties created by a pending or threatened change in control and to assure that we will continue to have each executive officer’s full dedication and services at all times. The severance benefits absent a change in control are intended to provide certainty regarding executives’ termination benefits when employment is terminated involuntarily and without cause, and to reduce disputes and litigation. Our severance benefits are designed to be competitive with similar benefits available at companies with which we compete for executive talent. These benefits, as one element of our total compensation program, help us attract, retain and motivate highly talented executive officers.

Change in control benefits generally consist of a lump sum cash payment; vesting acceleration and extension of stock options; restricted stock unit vesting acceleration; a cash amount that may be used for health insurance continuation; director and officer insurance continuation; relocation expenses; and outplacement services. The lump sum cash payment is equal to three times the sum of base salary plus target incentive compensation for Dr. Rhines and Mr. Hinckley and one and one-half times the sum of base salary plus target incentive compensation for all other Named Executive Officers.

Severance agreements absent a change in control generally consist of a lump sum cash payment equal to two times base salary for Dr. Rhines and Mr. Hinckley and one and one-half times base salary for all other Named Executive Officers; a pro-rated incentive compensation payout for the final year of employment; one-year of additional vesting of options and time-based restricted stock units; accelerated vesting of performance-based restricted stock units previously earned based on company performance; a cash amount that may be used for health insurance continuation; and director and officer insurance continuation. Additional details and specific terms of the severance agreements are set forth under “Potential Payments upon Termination or Change in Control—Change in Control Compensation” and “Potential Payments upon Termination or Change in Control—Compensation on Other Involuntary Terminations” below.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that we may deduct for compensation paid to any of our most highly compensated officers in any year, excluding any person who, like Mr. Hinckley, served as principal financial officer during the year. In fiscal year 2015, the total salary and compensation on time-based restricted stock unit vesting for Dr. Rhines exceeded $1,000,000, with the effect that a portion of the compensation paid to him was not deductible. VIP incentive compensation for all executive officers in fiscal year 2015 was not subject to the $1,000,000 cap on deductibility as we took steps to qualify the VIP awards as “performance-based compensation” under IRS regulations. It is also possible for an executive officer’s nonqualified stock option exercises to cause the officer’s total compensation to exceed $1,000,000 during a year since the excess of the current market price over the option price (“Option Spread”) for nonqualified stock options is treated as compensation. We receive no tax deduction for the Option Spread compensation on exercise of Incentive Stock Options unless the optionee disposes of the acquired shares before satisfying certain holding periods. Under IRS regulations, Option Spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility and it is our current policy generally to grant options that meet those requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has:

•	Reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management; and

•	Based on the review and discussion above, recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

COMPENSATION COMMITTEE

J. Daniel McCranie, Chair

Keith L. Barnes

Sir Peter L. Bonfield

COMPENSATION RISK ASSESSMENT

To determine the level of risk arising from our compensation policies and practices, we conducted a risk assessment and evaluation process during fiscal year 2015. The risk assessment examined the compensation programs applicable to all of our employees, not just our Named Executive Officers. The approach taken to conduct the risk assessment included an evaluation of governance processes, market competitiveness, and program design elements. We reviewed the process and results of the risk assessment with the Compensation Committee, and noted several risk-mitigating features and safeguards against imprudent or unnecessary risk-taking, including:

•	Balanced mix of fixed versus variable, and short-term versus long-term, compensation elements.

•	Annual cash incentives under our VIP Plan approved by the Compensation Committee focus employees on generation of operating income, a fundamental measure of value creation for shareholders.

•

Large proportion of total compensation provided in the form of long-term equity incentive awards, which align employee and shareholder interests. Half of the long-term equity incentive awards are performance-based.

•	Clawback policy to prevent executive officers from unjustly benefiting from wrongful conduct that results in a restatement of our financial statements.

•	Advice of outside compensation consultant engaged directly by the Compensation Committee in determining compensation pay structures and amounts.

Based upon the results of our risk assessment, we concluded that the Company’s compensation programs and practices effectively link compensation to behaviors aligned with long-term Company welfare and shareholder value, and that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Walden C. Rhines	FY2015	750,000			3,414,069		879,750	21,025	5,064,844
Chairman of the Board and	FY2014	737,500			3,424,363		949,900	7,713	5,119,476
Chief Executive Officer	FY2013	708,765			1,499,990	1,499,995	709,119	7,581	4,425,450

Gregory K. Hinckley	FY2015	610,000			2,731,255		653,310	19,060	4,013,625
President	FY2014	600,000			2,739,507		705,600	7,683	4,052,790
	FY2013	578,034			1,199,995	1,199,996	528,034	7,540	3,513,599

Michael F. Ellow	FY2015	365,993			682,837		210,375	25,480	1,284,685
Senior Vice President	FY2014
World Trade (5)	FY2013

Brian M. Derrick	FY2015	345,000			536,481		193,545	7,800	1,082,826
Vice President Corporate	FY2014	340,000			538,087		209,440	7,675	1,095,202
Marketing	FY2013	330,000			249,990	249,998	157,905	7,525	995,418

Michael H. Vishny	FY2015	342,000			390,148		191,862	0	924,010
Vice President, Chief	FY2014	337,000			391,320		207,592	0	935,912
Human Resources Officer(6)	FY2013	328,500	132,715	(7)	199,985	199,997	157,187	0	1,018,384

(1)

Represents the grant date fair value of restricted stock unit awards granted in the applicable year computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value is based on the closing market price of the Common Stock on the grant date reduced by the value of expected dividends on the Common Stock payable prior to vesting of the restricted stock units. In fiscal years 2014 and 2015, 50% of the stock awards were performance-based restricted stock units and 50% were time-based restricted stock units. For performance-based restricted stock units, the grant date fair value is calculated using the target number of shares which, as of the grant date, was the estimated number of shares to be issued.

(2)

Represents the grant date fair value of options granted in the applicable year computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options under applicable accounting guidance are disclosed in Note 11 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 31, 2013.

(3)	Represents annual bonus earned for performance in the applicable year under our VIP Plan.

(4)

For fiscal year 2015, includes Company contributions to the Individual Deferred Tax and Savings Plan pursuant to which the Company’s U.S. employees may defer compensation under Section 401(k) of the Internal Revenue Code. The Company contributes an amount equal to 50% of the first 6% of salary contributed under the plan by an eligible employee, up to the maximum allowed under the Internal Revenue Code. For fiscal year 2015, also includes (a) for Mr. Rhines and Mr. Hinckley, spousal travel costs, and (b) for Mr. Ellow, travel costs for him and his spouse and an auto allowance for the period prior to his appointment as Senior Vice President, World Trade.

(5)	Mr. Ellow joined the Company in March 2014 and was appointed Senior Vice President, World Trade effective on August 1, 2014.

(6)	Mr. Vishny resigned from his position with the Company effective May 6, 2015.

(7)	Represents the portion of a $176,954 relocation bonus paid to Mr. Vishny in fiscal year 2012 that vested during fiscal year 2013.

Grants of Plan-Based Awards in Fiscal Year 2015

The following table contains information concerning the fiscal year 2015 incentive pay opportunities for the Named Executive Officers under our variable incentive pay plan and the time-based and performance-based restricted stock units granted to the Named Executive Officers in fiscal year 2015.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Walden C. Rhines		431,250	862,500	5,000,000
	9/10/2014				31,674	79,185	102,941		1,703,079
	9/10/2014							79,185	1,710,990
Gregory K. Hinckley		320,250	640,500	5,000,000
	9/10/2014				25,339	63,348	82,352		1,362,463
	9/10/2014							63,348	1,368,792
Michael F. Ellow		103,125	206,250	5,000,000
	6/11/2014							2,349	48,830
	9/10/2014				5,882	14,705	19,117		316,269
	9/10/2014							14,705	317,738
Brian M. Derrick
		94,875	189,750	5,000,000
	9/10/2014				4,977	12,443	16,176		267,619
	9/10/2014							12,443	268,862
Michael H. Vishny
		94,050	188,100	5,000,000
	9/10/2014				3,620	9,049	11,764		194,622
	9/10/2014							9,049	195,526

(1)

Amounts reported in these columns represent potential bonuses payable for performance in fiscal year 2015 under our variable incentive pay plan, or VIP plan. The Compensation Committee annually approves target bonus levels as a percentage of base salary paid during the year. The percentages of base salary for the Named Executive Officers were as follows: Dr. Rhines—115%; Mr. Hinckley—105%; Mr. Ellow—100% (of salary paid for the second half of fiscal year 2015 after his promotion to Senior Vice President, World Trade); Mr. Derrick—55%; and Mr. Vishny —55%. See “Compensation Discussion and Analysis—Annual Variable Incentive Pay Compensation.”

(2)

Amounts reported in these columns represent performance-based restricted stock units awarded in fiscal year 2015 and are based on performance during fiscal years 2016 – 2017 and continued employment through the third anniversary of the grant date. See “Compensation Discussion and Analysis – Equity Incentive Awards.”

(3)

Amounts reported in this column represent time-based restricted stock units awarded in fiscal year 2015. Time-based restricted stock units vest for 25% of the shares on each of the first four anniversaries of the grant date, and shares are issued upon vesting. Vesting may be accelerated in certain circumstances, as described below under “Potential Payments Upon Termination or Change in Control.”

(4)

For restricted stock units granted on September 10, 2014, represents the grant date fair value of the awards based on the closing market price of the Common Stock of $22.10 per share on that date reduced by the value of expected dividends payable on the Common Stock prior to vesting of $0.4925 for time-based restricted stock units and $0.5924 for performance-based restricted stock units. For restricted stock units granted on June 11, 2014, represents the grant date fair value of the awards based on the closing market price of the Common Stock of $21.28 per share on that date reduced by the value of expected dividends payable on the Common Stock prior to vesting of $0.4925. For performance-based restricted stock units, the grant data fair value is calculated using the target number of shares which, as of the grant date, was the estimated number of shares to be issued.

Outstanding Equity Awards at January 31, 2015

The following table sets forth the information concerning outstanding options and restricted stock units held by the Named Executive Officers on January 31, 2015.

	Option Awards					Stock Awards
Name	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested(5)		Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested
Walden C. Rhines	121,796	86,999	(2)	17.02	9/12/2022	79,185	(6)	1,822,047	102,941	(13)	2,368,672
	173,676	34,736	(3)	10.63	9/14/2021	57,414	(7)	1,321,096
	33,543	0		10.35	9/15/2020	44,066	(8)	1,013,959
	188,777	0		8.91	12/22/2019	26,458	(9)	608,799
	380,656	0		5.17	12/11/2018	91,862	(10)	2,113,745	7,655	(14)	176,142
	6,265	0		15.96	10/9/2017
	7,047	0		14.19	9/28/2016

Total	911,760	121,735				298,985		6,879,646	110,596		2,544,814

Gregory K. Hinckley	97,437	69,599	(2)	17.02	9/12/2022	63,348	(6)	1,457,637	82,352	(13)	1,894,920
	47,664	29,333	(3)	10.63	9/14/2021	45,932	(7)	1,056,895
	152,057	0		10.35	9/15/2020	35,253	(8)	811,172
	152,527	0		8.91	12/22/2019	22,343	(9)	514,112
	308,156	0		5.17	12/11/2018	73,490	(10)	1,691,005	6,124	(14)	140,913

Total	757,841	98,932				240,366		5,530,821	88,476		2,035,833

Michael F. Ellow						14,705	(6)	338,362	19,117	(13)	439,882
						2,349	(11)	54,050

Total						17,054		392,412	19,117		439,882

Brian M. Derrick	20,298	14,501	(2)	17.02	9/12/2022	12,443	(6)	286,313	16,176	(13)	372,210
	27,015	5,404	(3)	10.63	9/14/2021	9,022	(7)	207,596
	22,361	0		10.35	9/15/2020	7,344	(8)	168,985
	9,448	0		8.91	12/22/2019	4,116	(9)	94,709
	12,348	0		5.17	12/11/2018	14,435	(10)	332,149	1,203	(14)	27,681
	7,633	0		15.96	10/9/2017
	8,700	0		14.19	9/28/2016
	10,496	0		8.41	9/26/2015

Total	118,299	19,905				47,360		1,089,752	17,379		399,891

Michael H. Vishny	16,238	11,601	(2)	17.02	9/12/2022	9,049	(6)	208,217	11,764	(13)	270,690
	10,900	7,054	(4)	12.81	12/7/2021	6,561	(7)	150,969
						5,875	(8)	135,184
						3,903	(12)	89,808
						10,498	(10)	241,559	875	(14)	20,134

Total	27,138	18,655				35,886		825,737	12,639		290,824

(1)

Options generally become exercisable for 25% of the shares on the first anniversary of the grant date and then for 1/48th of the shares at the end of each one-month period thereafter, becoming fully exercisable on the fourth anniversary of the grant date. Outstanding options reported on each line of the above table include both the incentive stock option and nonqualified stock option granted on the same date with the same exercise price.

(2)	1/20th of these shares will become exercisable on February 12, 2015 and on the 12th day of each month thereafter, becoming fully exercisable on September 12, 2016.

(3)	1/8th of these shares will become exercisable on February 14, 2015 and on the 14th day of each month thereafter, becoming fully exercisable on September 14, 2015.

(4)	1/11th of these shares will become exercisable on February 7, 2015 and on the 7th day of each month thereafter, becoming fully exercisable on December 7, 2015.

(5)	Time-based restricted stock units generally vest for 25% of the shares on each of the first four anniversaries of the grant date, becoming fully vested on the fourth anniversary of the grant date.

(6)

25% of the shares underlying these restricted stock units will be issued on September 10, 2015 and on each of the next three anniversaries of that date, with the last installment of shares being issued on September 10, 2018.

(7)

One-third of the shares underlying these restricted stock units will be issued on September 11, 2015 and on each of the next two anniversaries of that date, with the last installment of shares being issued on September 11, 2017.

(8)	One-half of the shares underlying these restricted stock units will be issued on September 12, 2015 and the remaining shares will be issued on September 12, 2016.

(9)	All of the shares underlying these restricted stock units will be issued on September 14, 2015.

(10)

Performance-based restricted stock units granted in fiscal year 2014 will be payable based on the higher of the payout percentage earned for performance in fiscal year 2015 or the payout percentage earned for performance in fiscal year 2016, with vesting of earned shares to occur on September 11, 2016. The payout percentage earned for performance in fiscal year 2015 under these awards was 120%; accordingly, amounts in the table represent 120% of the target number of shares under performance-based restricted stock units granted in fiscal year 2014. These amounts have been earned subject only to satisfaction of the vesting requirement.

(11)

25% of the shares underlying these restricted stock units will be issued on June 11, 2015 and on each of the next three anniversaries of that date, with the last installment of shares being issued on June 11, 2018.

(12)	All of the shares underlying these restricted stock units will be issued on December 7, 2015.

(13)

Represents the maximum number of shares that may be earned under performance-based restricted stock units granted in fiscal year 2015 based on performance in fiscal years 2016 – 2017 with vesting of earned shares to occur on September 10, 2017.

(14)

Represents additional shares that may become payable under performance-based restricted stock units granted in fiscal year 2014 if the maximum 130% payout percentage is earned based on performance in fiscal year 2016 with vesting of earned shares to occur on September 11, 2016. See Footnote 10 above.

Option Exercises and Stock Vested in Fiscal Year 2015

The following table sets forth information with respect to options that were exercised by Named Executive Officers during fiscal year 2015 and restricted stock units held by Named Executive Officers that vested during fiscal year 2015.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Walden C. Rhines	0	0	91,784	2,027,546
Gregory K. Hinckley	0	0	75,810	1,674,696
Michael F. Ellow	0	0	0	0
Brian M. Derrick	5,659	37,859	13,814	305,143
Michael H. Vishny	0	0	9,028	201,314

Equity Compensation Plan Information

The following table provides information as of January 31, 2015 regarding equity compensation plans approved by the shareholders and equity compensation plans that were not approved by the shareholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	(b) Weighted average exercise price of outstanding options, warrants and rights ($)(1)	(c) Number of securities remaining available for future issuance (excluding securities reflected in column (a) (#)
Equity compensation plans approved by security holders(2)	7,048,837	10.29	10,714,601
Equity compensation plans not approved by security holders(3)(4)	343,534	5.93	0

Total	7,392,371	9.80	10,714,601

(1)	Represents the weighted average exercise price of the outstanding options included in column (a); outstanding restricted stock units are not included in the calculation.

(2)

Includes 2,700,159 options, 3,841,783 time-based restricted stock units and a maximum of 506,895 shares issuable under performance-based restricted stock units outstanding under the Company’s 2010 Omnibus Incentive Plan, 1982 Stock Option Plan and 1987 Non-Employee Directors’ Stock Plan, as well as 5,556,328 shares available for future issuance under the Company’s 2010 Omnibus Incentive Plan and 5,158,273 shares currently available for future issuance under the Company’s 1989 Employee Stock Purchase Plan and Foreign Subsidiary Employee Stock Purchase Plan.

(3)

All outstanding options shown here are under the Company’s 1986 Stock Plan which was terminated with respect to future grants in July 2010. The 1986 Stock Plan provided for the issuance of Common Stock to officers, employees and consultants of the Company either by sale, as bonuses or pursuant to nonqualified stock options at prices and on terms determined by the Compensation Committee. The Company generally granted options under the 1986 Stock Plan only to persons who were not executive officers of the Company and only at exercise prices not less than the current market price at the time of grant.

(4)

In connection with the acquisitions of Valor Computerized Systems Ltd. in 2010 and LogicVision, Inc. in 2009 the Company assumed employee stock options. Of those assumed options, options for a total of 108,422 shares with an average exercise price of $7.88 per share remained outstanding at January 31, 2015. Assumed options are not included in the above table.

Potential Payments upon Termination or Change in Control

Retirement Benefits Under Stock Options Granted in Fiscal Years 2008 to 2010

The stock option agreements governing options granted in fiscal years 2008 to 2010 provide that the options shall become fully exercisable upon the Named Executive Officer’s retirement and that the standard 30-day period for exercising vested options following termination of employment will be extended to two years after retirement, but not beyond each option’s original 10-year term. Retirement includes any termination of the Named Executive Officer’s employment after such officer has reached age 65 and has been employed by the Company for at least 10 years. These provisions do not apply to options granted after January 2010 or prior to October 2007. As of January 31, 2015, Dr. Rhines and Mr. Hinckley were each 68 years old with over 10 years of employment and therefore were eligible for retirement under these provisions. The options granted to Dr. Rhines and Mr. Hinckley in fiscal years 2008 to 2010 are referred to herein as the “Retirement Eligible Options” and all of those options were exercisable as of January 31, 2015. If Dr. Rhines or Mr. Hinckley had terminated employment (i.e., retired) on January 31, 2015, the increase in value of outstanding Retirement Eligible Options resulting from the extension of the post-termination exercise period from 30 days to two years, with the option values for 30-day and two-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting guidance applicable to stock-based compensation, would be $1,150 for Dr. Rhines, and $0 for Mr. Hinckley.

Change in Control Compensation

We have agreed to provide certain benefits to the Named Executive Officers if their employment is terminated (other than for “cause” by the Company or where the officer voluntarily resigns without “good reason”) within 18 months after a “change in control” of Mentor, except that this agreement is extended to 24 months for Dr. Rhines and Mr. Hinckley. In March 2015, we entered into restated severance agreements with our executive officers which made certain changes to our previous severance agreements. See “Compensation Discussion and Analysis—Severance Benefits, including Change in Control Benefits.” In our severance agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 40% or more of our outstanding Common Stock,

•	the nomination (and subsequent election) in a two year period of a majority of our directors by persons other than the incumbent directors, and

•	a sale of all or substantially all of our assets, or an acquisition of Mentor through a merger, consolidation or share exchange.

In our agreements, “cause” generally includes willful and continued failure to substantially perform assigned duties or comply with specific directives of the Board of Directors, willful commission of an act of fraud or dishonesty resulting in material financial injury to us, and willful engagement in illegal conduct materially injurious to us. In our agreements, “good reason” generally includes a material diminution in position or duties, a salary reduction or material reduction in other benefits, a home office relocation of over 25 miles, and failure by us to pay any compensation or to comply with the other provisions of the severance agreements.

The following table shows the estimated change in control benefits that would have been payable to the Named Executive Officers if a change in control had occurred on January 31, 2015 and each officer’s employment was terminated on that date by us without cause or by the officer for good reason, assuming that the restated severance agreements entered into in of March 2015 had been in effect.

Employee	Cash Severance Benefit(1)	Stock Option Acceleration & Extension(2)	Time-Based Restricted Stock Unit Acceleration(3)	Performance- Based Restricted Stock Unit Acceleration(4)	Health Insurance Continuation(5)	D&O Insurance(6)	Relocation Expenses(7)	Outplacement Services(8)	Total(9)
Walden C. Rhines	$4,837,500	$1,036,440	$4,765,900	$3,935,791	$100,000	$38,393	$350,000	$19,000	$15,083,024
Gregory K. Hinckley	$3,751,500	$847,348	$3,839,817	$3,148,642	$100,000	$38,393	$350,000	$19,000	$12,094,700
Michael F. Ellow	$1,237,500	$0	$392,413	$338,362	$5,779	$38,393	$0	$0	$2,012,447
Brian M. Derrick	$802,125	$163,063	$757,604	$618,463	$75,000	$38,393	$0	$19,000	$2,473,648
Michael H. Vishny	$795,150	$148,435	$584,178	$449,776	$75,000	$38,393	$0	$19,000	$2,109,932

(1)

Cash Severance Benefit. Each Named Executive Officer has entered into a severance agreement with us providing for, among other things, cash severance benefits payable by us if the officer’s employment is involuntarily terminated by us without cause or by the officer for good reason within 18 months after a change in control, except that this protection is 24 months for Dr. Rhines and Mr. Hinckley. The cash severance payment for Dr. Rhines and Mr. Hinckley is equal to three times the sum of base salary plus target incentive compensation as in effect at the time of the change in control. The cash severance payment for all other executive officers is equal to one and one-half times the sum of base salary plus target incentive compensation as in effect at the time of the change in control. These amounts are payable in a lump sum once the officer has signed a general release of claims and that release has become irrevocable.

(2)

Stock Option Acceleration and Extension. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers provide that all of the officer’s outstanding options will immediately become vested and exercisable, and that the standard 30-day period for exercising vested options following termination of employment will be extended to 18 months following termination (24 months for Dr. Rhines and Mr. Hinckley), but not beyond each option’s original 10-year term. Information regarding outstanding exercisable and unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the sum of (i) for each Named Executive Officer’s outstanding unexercisable options, the aggregate value as of January 31, 2015 of those options assuming an 18-month or 24 month remaining term, as applicable, and otherwise calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for each Named Executive Officer’s outstanding exercisable options, the increase in value of those options resulting from the extension of the post-termination exercise period from 30 days to either 18 months or 24 months, as applicable, with the option values for 30-day, 18-month and 24-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting guidance applicable to stock-based compensation.

(3)

Time-based Restricted Stock Unit Acceleration. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers provide that all of the officer’s unvested time-based restricted stock units will immediately vest. Information regarding unvested time-based restricted stock units held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the value of the shares that would have been issued under these awards on a change in control based on a stock price of $23.01 per share which was the closing price of our Common Stock on the last trading day of fiscal year 2015.

(4)

Performance-Based Restricted Stock Unit Acceleration. If cash severance benefits are triggered, the award agreements governing all performance-based restricted stock units provide for the immediate vesting and payout of the greater of (a) 100% of the target number of shares under the performance-based restricted stock units, or (b) the number of shares earned based on Company performance for fiscal years of the performance period completed prior to the change in control. Information regarding performance-based restricted stock units held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the value of the shares that would have been issued under these awards on a change in control (120% of target for awards granted in fiscal year 2014 and 100% of target for awards granted in fiscal year 2015) based on a stock price of $23.01 per share which was the closing price of our Common Stock on the last trading day of fiscal year 2015.

(5)

Health Insurance Continuation. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also provide for payment of a fixed amount that may be used on an after-tax basis to purchase continued health insurance benefits under our plans or for any other purpose. The fixed amount is $100,000 for Dr. Rhines and Mr. Hinckley and $75,000 for all other executive officers.

(6)

Director and Officer Insurance Continuation. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also provide for continuation for six years of director and officer liability insurance against insurable events that occurred while the officer was a director or officer of the Company. The amounts in the table above represent the estimated cost per officer of a six-year tail policy with coverage similar to our current director and officer liability insurance policy.

(7)

Relocation Expenses. If cash severance benefits are triggered, the severance agreements for Dr. Rhines and Mr. Hinckley also provide for reimbursement of relocation expenses incurred for relocations occurring within 24 months following termination, up to a maximum of $350,000. The amounts in the table above represent the maximum amount payable for a relocation.

(8)

Outplacement Services. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also require us to provide two years of outplacement services. The amounts in the table above represent the estimated cost of such services.

(9)

Total—Conditional Cap on Change in Control Benefits. Under the severance agreements, if any payments to a Named Executive Officer in connection with a change in control would be subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then, if it would result in a greater net after-tax benefit for the officer to have the payments that would otherwise be made reduced by the amount necessary to prevent them from being “parachute payments,” the officer will be paid such reduced benefits. The following amounts in the above table have been reduced in accordance with this provision: Health Insurance Continuation and Outplacement Services for Mr. Ellow.

Compensation on Other Involuntary Terminations

We have agreed to provide certain benefits to the Named Executive Officers if their employment is terminated by the Company without cause or by the officer with good reason in circumstances not involving a change in control. The definitions of “cause” and “good reason” for this purpose are the same as described above under “Change in Control Compensation.”

The following table shows the estimated severance benefits that would have been payable to the Named Executive Officers if, absent any change in control, each officer’s employment had been terminated on January 31, 2015 by us without cause or by the officer for good reason, assuming that the restated severance agreements entered into in March 2015 had been in effect.

Employee	Cash Severance Benefit(1)	Stock Option Acceleration & Extension(2)	Time-Based Restricted Stock Unit Acceleration(3)	Performance- Based Restricted Stock Unit Acceleration(4)	Health Insurance Continuation (5)	D&O Insurance(6)	Total
Walden C. Rhines	$1,500,000	$813,965	$2,011,649	$2,113,745	$100,000	$38,393	$6,577,752
Gregory K. Hinckley	$1,220,000	$669,368	$1,636,402	$1,691,005	$100,000	$38,393	$5,355,168
Michael F. Ellow	$618,750	$0	$98,092	$0	$75,000	$38,393	$830,235
Brian M. Derrick	$517,500	$126,858	$319,954	$332,149	$75,000	$38,393	$1,409,854
Michael H. Vishny	$513,000	$119,470	$259,760	$241,559	$75,000	$38,393	$1,247,182

(1)

Cash Severance Benefit. The severance agreements provide for, among other things, cash severance benefits payable by us if, absent any change in control, the officer’s employment is involuntarily terminated by us without cause or by the officer for good reason. The cash severance payment for Dr. Rhines and Mr. Hinckley is equal to two times base salary as in effect at the time of the termination. The cash severance payment for all other executive officers is equal to one and one-half times base salary as in effect at the time of the termination. These amounts are payable in a lump sum once the officer has signed a general release of claims and that release has become irrevocable. The severance agreements require us to make an additional cash payment equal to a pro rata portion of the annual incentive compensation that the officer would have received if the officer had remained employed for the balance of the fiscal year in which the termination occurs (based on the portion of the year worked). The table above does not include a pro rata portion of the incentive compensation for fiscal 2015 because incentive compensation payments for fiscal 2015 are included in the Summary Compensation Table and no pro rata amounts would have been paid if officers had terminated employment on January 31, 2015.

(2)

Stock Option Acceleration and Extension. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers provide for immediate vesting of all of the officer’s outstanding options that would have vested if employment had continued for an additional year, and that the standard 30-day period for exercising vested options following termination of employment will be extended to 18 months following termination (24 months for Dr. Rhines and Mr. Hinckley), but not beyond each option’s original 10-year term. Information regarding outstanding exercisable and unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the sum of (i) for each Named Executive Officer’s outstanding unexercisable options that would have vested on an involuntary termination, the aggregate value as of January 31, 2015 of those options assuming an 18 month or 24 month remaining term, as applicable, and otherwise calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for each Named Executive Officer’s outstanding exercisable options, the increase in value of those options resulting from the extension of the post-termination exercise period from 30 days to either 18 months or 24 months, as applicable, with the option values for 30-day, 18-month and 24-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting guidance applicable to stock-based compensation.

(3)

Time-Based Restricted Stock Unit Acceleration. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers provide for immediate vesting of all of the officer’s unvested time-based restricted stock units that would have vested if employment had continued for an additional year. Information regarding unvested time-based restricted stock units held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the value of the shares that would have been issued under these awards on an involuntary termination based on a stock price of $23.01 per share which was the closing price of our Common Stock on the last trading day of fiscal year 2015.

(4)

Performance-Based Restricted Stock Unit Acceleration. If cash severance benefits are triggered, the award agreements governing all performance-based restricted stock units provide for the immediate vesting and payout of the number of shares earned based on Company performance for fiscal years of the performance period completed prior to the officer’s termination. Information regarding performance-based restricted stock units held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the value of the shares that would have been issued under these awards on an involuntary termination (120% of target for awards granted in fiscal year 2014 and zero for awards granted in fiscal year 2015) based on a stock price of $23.01 per share which was the closing price of our Common Stock on the last trading day of fiscal year 2015.

(5)

Health Insurance Continuation. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also provide for payment of a fixed amount that may be used on an after-tax basis to purchase continued health insurance benefits under our plans or for any other purpose. The fixed amount is $100,000 for Dr. Rhines and Mr. Hinckley and $75,000 for all other executive officers.

(6)

Director and Officer Insurance Continuation. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also provide for continuation for six years of director and officer liability insurance against insurable events that occurred while the officer was a director or officer of the Company. The amounts in the table above represent the estimated cost per officer of a six-year tail policy with coverage similar to our current director and officer liability insurance policy.

Other Benefits Triggered on Termination due to Death or Disability

As of January 31, 2015, each Named Executive Officer held unvested time-based restricted stock units as set forth in the Outstanding Equity Awards table above. The award agreements governing all unvested time-based restricted stock units provide that upon death or disability the restricted stock unit award shall be vested for at least 50% of the shares covered by the original grant. The aggregate value as of January 31, 2015 of time-based restricted stock units that would have vested if death or disability had occurred on that date, was $1,351,377 for Dr. Rhines, $1,081,125 for Mr. Hinckley, $196,183 for Mr. Ellow, $212,336 for Mr. Derrick and $154,420 for Mr. Vishny, in each case based on a stock price of $23.01 per share which was the closing price of our Common Stock on the last trading day of fiscal year 2015.

As of January 31, 2015, each Named Executive Officer held performance-based restricted stock units as set forth in the Outstanding Equity Awards table above. The award agreements governing all performance-based restricted stock units provide upon death or disability for the immediate vesting and payout of the number of shares earned based on Company performance for fiscal years of the performance period completed prior to the officer’s death or disability. The aggregate value as of January 31, 2015 of performance-based restricted stock units that would have vested if death or disability had occurred on that date (120% of target for awards granted in fiscal year 2014 and zero for awards granted in fiscal year 2015), was $2,113,745 for Dr. Rhines, $1,691,005 for Mr. Hinckley, $0 for Mr. Ellow, $332,149 for Mr. Derrick and $241,559 for Mr. Vishny, in each case based on a stock price of $23.01 per share which was the closing price of our Common Stock on the last trading day of fiscal year 2015.

As of January 31, 2015, each Named Executive Officer held outstanding unexercisable options as set forth in the Outstanding Equity Awards table above. The stock option agreements governing all unvested options provide (i) for an additional one year of vesting on termination of employment due to death or disability, (ii) that upon death the option shall be exercisable for at least 50% of the shares covered by the original option grant, and (iii) that upon either death or disability the option shall remain exercisable for one year. If death or disability of a Named Executive Officer had occurred on January 31, 2015, the sum of (i) for outstanding unexercisable options that would have vested, the aggregate value as of January 31, 2015 of those options assuming a one-year remaining term and otherwise calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for outstanding exercisable options, the increase in value of those options resulting from the extension of the post-termination exercise period from 30 days to either two years for Retirement Eligible Options or one year for other options, with the option values for 30-day, one-year and two-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting guidance applicable to stock-based compensation, for each of the following Named Executive Officers was $760,685 for Dr. Rhines, $626,744 for Mr. Hinckley, $0 for Mr. Ellow, $121,820 for Mr. Derrick, and $115,885 for Mr. Vishny.

SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal No. 2)

This Proxy Statement includes extensive disclosure regarding the compensation of our Named Executive Officers under the headings “Compensation Discussion and Analysis” and “Information Regarding Executive Officer Compensation” on pages 12 to 32 above. Section 14A of the Securities Exchange Act of 1934, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, requires us to submit to our shareholders a nonbinding advisory resolution to approve the compensation of the Named Executive Officers disclosed in this Proxy Statement. Accordingly, the Board of Directors has approved the submission of the following resolution to the shareholders for approval at the Annual Meeting:

“RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission under the headings “Compensation Discussion and Analysis” and “Information Regarding Executive Officer Compensation” in the Proxy Statement for the Company’s 2015 Annual Meeting of Shareholders, is approved.”

This proposal gives you as a shareholder the opportunity to endorse or not to endorse our executive compensation program by voting for or against the above resolution. As discussed under “Compensation Discussion and Analysis” above, our executive compensation program has been carefully designed and implemented to promote the achievement of our performance objectives, ensure that executives’ interests are aligned with shareholders’ interests in our success, provide compensation opportunities that will attract, retain, and motivate superior executive personnel, and compensate executives in line with the practices of comparable high technology industry companies. Accordingly, the Board of Directors recommends that you vote FOR the above resolution.

Vote Required

Adoption of Proposal No. 2 will require that the votes cast in favor of Proposal No. 2 at the Annual Meeting exceed the votes cast against Proposal No. 2. Abstentions and broker non-votes are counted to determine whether a quorum exists at the Annual Meeting but are not counted for, and have no effect on, the results of the vote on Proposal No. 2. All valid proxies will be voted FOR Proposal No. 2 unless a contrary choice is indicated.

Because the shareholder vote on the above resolution is advisory, it will not be binding on the Company, the Board of Directors or the Compensation Committee. We intend to consider the results of the shareholder vote on this proposal carefully, but will have no obligation to make any changes to our executive compensation program in response to a negative vote.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF PROPOSAL NO. 2.

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

(Proposal No. 3)

The Audit Committee, comprised of independent members of the Board of Directors, has appointed KPMG LLP as the independent registered public accounting firm (the independent auditors) of the Company with respect to its operations for the fiscal year 2016 (ending January 31, 2016), subject to ratification by the Company’s shareholders. In taking this action, the Audit Committee considered carefully KPMG LLP’s performance for the Company in that capacity since its retention in 2002, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Representatives of KPMG LLP will be present at the Annual Meeting to make a statement if they desire to do so. They will also be available to answer appropriate questions from shareholders.

Because the members of the Audit Committee value shareholders’ views on the Company’s independent auditors, there will be presented at the Annual Meeting a proposal for the ratification of the appointment of KPMG LLP. The Audit Committee believes ratification is advisable and in the best interests of the shareholders. If the appointment of KPMG LLP is not ratified, the matter of the appointment of independent auditors will be considered by the Audit Committee. Even if the appointment of KPMG LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that such change would be in the best interests of the Company and its shareholders.

Vote Required

Adoption of Proposal No. 3 will require that the votes cast in favor of Proposal No. 3 at the Annual Meeting exceed the votes cast against Proposal No 3. Abstentions and broker non-votes are counted to determine whether a quorum exists at the Annual Meeting but are not counted for, and have no effect on, the results of the vote on Proposal No. 3. All valid proxies will be voted FOR Proposal No. 3 unless a contrary choice is indicated.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF PROPOSAL NO. 3.

AUDIT COMMITTEE REPORT

In discharging its responsibilities, the Audit Committee met with management and the Company’s independent auditors, KPMG LLP, to review and discuss the Company’s audited financial statements including management’s annual assessment of and report on internal control over financial reporting. We discussed with KPMG and the Company’s internal auditors the overall scope and plans of their audits. We met with KPMG, with and without management present, to discuss results of its examinations, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee discussed and reviewed with its independent auditors all matters that the independent auditors were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Auditing Standard No. 16, as amended. The Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent auditors’ communications with the audit committee concerning independence, and has discussed with KPMG matters related to its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with KPMG’s independence.

Based on its review and discussions with management and the Company’s independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

AUDIT COMMITTEE

Patrick B. McManus, Chair

Paul A. Mascarenas

Jeffrey M. Stafeil

INDEPENDENT AUDITORS

The aggregate fees billed and expected to be billed by KPMG LLP and/or accrued by the Company for the audit and other professional services rendered in fiscal year 2014 and fiscal year 2015 were as follows:

	FY2014	FY2015
Audit Fees(1)	$2,252,139	$2,484,904
Audit-Related Fees(2)	$10,810	$2,269
Tax Fees(3)	$681,259	$823,113
All Other Fees	$0	$0

(1)

Audit Fees represent fees for services performed in connection with the audit of the Company’s financial statements. Services include review of related 10-Qs and 10-Ks, the audit of internal control over financial reporting for purposes of issuing an opinion, attendance at Audit Committee meetings at which matters related to the reviews or audit were discussed, consultation on matters that arose during or as a result of a review or audit, preparation of “management letters,” the audit of the income tax provision, and the audit of purchase accounting for mergers and acquisitions. Audit Fees also include fees for statutory audit services and consents on SEC filings.

(2)	Audit-Related Fees are primarily for a subscription to KPMG’s accounting research tool and consulting regarding accounting for proposed transactions.

(3)	Tax Fees represent fees for the preparation and review of income tax returns, assistance with audits in various tax jurisdictions and tax consulting services provided on accounting and tax issues.

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services, the nature of the fee arrangement, and is generally subject to a specific budget. Management periodically reports to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve all services performed by the Company’s independent auditors, provided that the Chair and management report any decision to pre-approve such services to the full Audit Committee at its next regular meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than 10% of the Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with in fiscal year 2015.

ETHICS POLICIES

The Company has a code of conduct, which is referred to as our Standards of Business Conduct. All employees including executives and officers of the Company are to perform their work guided by the Company’s

Standards of Business Conduct. The Standards of Business Conduct set forth worldwide standards of conduct for the Company’s business environment that include compliance with laws and contractual requirements, avoiding conflicts of interest, integrity in financial reporting, conducting business in an honest and ethical manner and otherwise acting with integrity and in the Company’s best interest. The Chair of the Audit Committee of the Board of Directors and the Company’s General Counsel are the Company’s Compliance Officers for the Standards of Business Conduct and employees are encouraged to ask questions or bring potential violations to the attention of either of the Compliance Officers. The Company has a “no retaliation” policy for employees who conscientiously and thoughtfully report possible illegal or unethical situations to the Compliance Officers.

The Company also has a Director Code of Ethics. This Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws by the Company’s directors. Copies of the Company’s Standards of Business Conduct and Code of Ethics are posted on the Company’s website at www.mentor.com/company/investor_relations/charters_ethics. Disclosures regarding amendments to the Standards of Business Conduct and the Code of Ethics will also be provided on the Company’s website.

DIRECTIONS TO THE ANNUAL MEETING

The Annual Meeting will be held at our principal executive offices located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. Directions can be found at http://www.mentor.com/company/office_locations/headquarters/directions_wv.

MANNER AND COST OF PROXY SOLICITATION

The Company will pay for the entire cost of soliciting proxies pursuant to this Proxy Statement. In addition to solicitation by mail, our directors, executive officers and employees may, without additional compensation, solicit proxies by telephone or other electronic means.

We have retained MacKenzie Partners, Inc. to assist in soliciting proxies from brokers and nominees for the Annual Meeting at an estimated cost of $15,000 plus out-of-pocket expenses. In addition, we may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material. We will furnish copies of solicitation material to such brokerage houses and other representatives.

HOUSEHOLDING

Householding is a procedure under which shareholders who have the same address and last name receive only one copy of a company’s proxy statement and annual report from a company, bank, broker or other nominee, unless one or more of these shareholders notifies the company, bank, broker or other nominee that they wish to continue to receive individual copies. At the present time, we do not “household” for any of our shareholders of record. However, if you hold shares in street name, your bank, broker or other nominee may be delivering only one copy of this Proxy Statement and our Annual Report/Form 10-K to multiple shareholders of the same household who share the same address, and may continue to do so, unless your bank, broker or other nominee has received contrary instructions from one or more of the affected shareholders in the household.

If you received only a single set of proxy materials and would like to receive a separate set of materials, follow the instructions described below and we will deliver another set to you promptly. Similarly, if you share an address with another shareholder(s) and you would like to request to receive only a single set of our annual disclosure documents in the future, follow the instructions below:

1. If your shares are registered in your own name, please write or call us at the following address or telephone number: Mentor Graphics Corporation, 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777, Attention: Investor Relations, telephone (503) 685-1462.

2. If a bank, broker or other nominee holds your shares in street name, please contact your bank, broker or other nominee directly.

DISCRETIONARY AUTHORITY

While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this Proxy Statement. However, the enclosed proxy gives discretionary authority in the event any other matters should be presented.

SHAREHOLDER PROPOSALS

Our bylaws require shareholders to give us advance notice of any proposal or director nomination to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2016 Annual Meeting of Shareholders, the shareholder’s notice must be received at our principal executive office no later than April 15, 2016. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders must be received at our principal executive office no later than January 16, 2016.

By Order of the Board of Directors

Dean Freed

Vice President, General Counsel and Secretary

ANNUAL MEETING OF SHAREHOLDERS OF MENTOR GRAPHICS CORPORATION June 17, 2015 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.mentor.com/company/investor_relations/. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of directors: O Keith L. Barnes O Sir Peter L. Bonfield O Gregory K. Hinckley O Paul A. Mascarenas O J. Daniel McCranie O Patrick B. McManus O Walden C. Rhines O Jeffrey M. Stafeil 2. Shareholder advisory vote to approve executive compensation. 3. Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending January 31, 2016. THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NOS. 1, 2 AND 3. THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THE SHARES FOR THE ELECTION OF DIRECTORS AND FOR APPROVAL OF PROPOSAL NOS. 2 AND 3. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING. YOU WILL SAVE THE COMPANY EXPENSE AND TIME IF YOU DATE, SIGN AND RETURN THIS PROXY AS SOON AS POSSIBLE BEFORE JUNE 17, 2015. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20833000000000000000 1 061715 FOR AGAINST ABSTAIN GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

0 ---------- 14475 MENTOR GRAPHICS CORPORATION Annual Meeting, June 17, 2015 PROXY SOLICITED BY BOARD OF DIRECTORS The undersigned appoints Dr. Walden C. Rhines, Gregory K. Hinckley and Dean M. Freed and each of them, proxies with power of substitution to vote on the undersigned’s behalf all shares which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Mentor Graphics Corporation on June 17, 2015 and any adjournments of that meeting, with all powers that the undersigned would possess if personally present, with respect to the following: (Continued and to be signed on the reverse side.) 1.1

APT. 203 NEW YORK, NY 10038 ANNUAL MEETING OF SHAREHOLDERS OF MENTOR GRAPHICS CORPORATION June 17, 2015 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x ------------------ ---------------- COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.mentor.com/company/investor_relations/. 1. Election of directors: O Keith L. Barnes O Sir Peter L. Bonfield O Gregory K. Hinckley O Paul A. Mascarenas O J. Daniel McCranie O Patrick B. McManus O Walden C. Rhines O Jeffrey M. Stafeil 2. Shareholder advisory vote to approve executive compensation. 3. Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending January 31, 2016. THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NOS. 1, 2 AND 3. THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THE SHARES FOR THE ELECTION OF DIRECTORS AND FOR APPROVAL OF PROPOSAL NOS. 2 AND 3. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING. YOU WILL SAVE THE COMPANY EXPENSE AND TIME IF YOU DATE, SIGN AND RETURN THIS PROXY AS SOON AS POSSIBLE BEFORE JUNE 17, 2015. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: 20833000000000000000 1 061715 FOR AGAINST ABSTAIN Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET